As filed with the Securities and Exchange Commission on May 13, 2004
                                       Registration No. 333-114496
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                               Amendment No. 1 to
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------
                               Gasco Energy, Inc.
             (Exact name of registrant as specified in its charter)
                       ----------------------------------
               Nevada                                            98-0204105
    (State or other jurisdiction                              (I.R.S. Employer
  of incorporation or organization)                          Identification No.)
                 14 Inverness Drive East, Building H, Suite 236
                               Englewood, CO 80112
                                 (303) 483-0044
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  W. King Grant
                             Chief Financial Officer
                               Gasco Energy, Inc.
                 14 Inverness Drive East, Building H, Suite 236
                               Englewood, CO 80112
                                 (303) 483-0044

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        ---------------------------------
                                   Copies to:
                                Michael P. Finch
                             Vinson & Elkins L.L.P.
                              2300 First City Tower
                                   1001 Fannin
                            Houston, Texas 77002-6760
                                 (713) 758-2222

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.
================================================================================

================================================================================



                                     Subject to Completion, dated May 13, 2004


PROSPECTUS



                                33,428,159 Shares

                               GASCO ENERGY, INC.

                                  Common Stock





This prospectus relates to the offer and sale from time to time of up to an aggregate of 33,428,159 shares of our common stock for the account of the stockholders referred to in this prospectus. Our common stock is traded on the OTC bulletin board under the symbol "GASE.OB." On May 12, 2004, the last reported sales price for our common stock was $1.97 per share.


The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

     Investing in the shares involves risks. "Risk Factors" begin on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.





















          ____________, 2004

                         TABLE OF CONTENTS


Cautionary Statement About Forward-Looking
  Statements........................................i
Prospectus Summary..................................1
Risk Factors........................................2
Use Of Proceeds.....................................8
Selling Stockholders................................9
Plan of Distribution...............................15
Legal Matters......................................16
Experts............................................16
Where You Can Find More Information................16



                                      ....


                              ABOUT THIS PROSPECTUS


     You should rely only on the information incorporated by reference or contained in this prospectus. Neither we nor the selling stockholders has authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted.


     Additional information, including our financial statements for the fiscal year ended December 31, 2003 and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. See "Where You Can Find More Information." You are urged to read this prospectus, including the "Risk Factors," and our SEC reports in their entirety.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus, contains forward-looking statements within the meanings of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements express, or are based on, our expectations about future events. These include such matters as:

     -    financial position;
     -    business strategy;
     -    budgets;
     -    amount,  nature  and  timing  of  capital  expenditures;
     -    estimated reserves of natural gas and oil;
     -    drilling of wells;
     -    acquisition and development of oil and gas properties;
     -    timing and amount of future production of natural gas and oil;
     -    operating costs and other expenses; and
     -    cash flow and anticipated liquidity.

     There are many factors that could cause these forward-looking statements to be incorrect including, but not limited to, the risks described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2003. These factors include, among others:

     -    our ability to generate sufficient cash flow to operate;

     -    the lack of liquidity of our common stock;
     -    the risks associated with exploration;
     -    natural gas and oil price volatility;
     - uncertainties in the projection of future rates of production and timing of development expenditures;
     -    operating hazards attendant to the natural gas and oil business;
     -    downhole   drilling  and  completion  risks  that  are  generally  not recoverable from third parties or insurance;
     - potential mechanical failure or under-performance of significant wells;
     -    climatic conditions;
     -    availability and cost of material and equipment;
     -    delays in anticipated start-up dates;
     -    actions or inactions of third-party operators of our properties;
     -    our ability to find and retain skilled personnel;
     -    availability of capital;
     -    the strength and financial resources of our competitors;
     -    regulatory developments;
     -    environmental risks; and
     -    general economic conditions.

     Any of the factors listed above and other factors contained in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations.

     When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

                               PROSPECTUS SUMMARY


     This summary highlights selected information from this prospectus and the information incorporated herein by reference, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus and the information incorporated in this prospectus in their entirety before making an investment decision.


Our Business

     We are a natural gas and petroleum exploitation and development company engaged in locating and developing hydrocarbon prospects primarily in the Rocky Mountain region. Our strategy is to enhance stockholder value by using new technologies to generate and develop high-potential exploitation prospects in this area. Our principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of the properties subject to these leases. We focus our exploitation activities on locating natural gas and crude petroleum. The principal markets for these commodities are natural gas transmission pipeline companies, utilities, refining companies and private industry end-users.


     During the year ended December 31, 2003, we spent $5,283,426 in development and exploration activities. During the year ended December 31, 2002, we spent $32,962,855, including the issuance of 9,500,000 shares of common stock valued at $18,525,000, in the acquisition of additional leases and in the development and exploitation of the properties subject to these leases. During the year ended December 31, 2001, we spent $7,395,867 identifying and acquiring petroleum and natural gas leases and prospect rights. As of December 31, 2003 we held working interests in 235,709 gross acres (112,051 net acres) located in Utah, Wyoming and California. As of December 31, 2003, we held an interest in 18 gross (9.5 net) producing gas wells and 4 gross (4.0 net) shut-in gas wells located on these properties. As of March 25, 2004 the Company operates 18 wells, of which 13 are currently producing.


     Additional information concerning Gasco is included in reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information." Prospective investors should also carefully consider the matters set forth under the caption "Risk Factors," as well as the other information set forth in this prospectus. One or more of these matters could negatively affect our ability to successfully implement our business strategy.


Our Executive Offices


     Our principal executive offices are located at 14 Inverness Drive East, Building H, Suite 236, Englewood, Colorado 80112, and our telephone number is
(303) 483-0044. Our website is located at www.gascoenergy.com. Information contained in our website is not part of this prospectus.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership in Gasco. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

     We have incurred losses since our inception and will continue to incur losses in the future.

     To date our operations have not generated sufficient operating cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.


     During the year ended December 31, 2003, we incurred a net loss of $2,526,525, and have an accumulated deficit of $25,291,761 since our inception.

     Our oil and gas reserve information is estimated and may not reflect our actual reserves.

     Estimating accumulations of gas and oil is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

        -     the quality and quantity of available data;

        -     the interpretation of that data;

        -     the accuracy of various mandated economic assumptions; and

        -     the judgment of the persons preparing the estimate.

     The proved reserve information included in the information incorporated in this prospectus is based on estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Estimates prepared by others could differ materially from these estimates.

     The most accurate method of determining proved reserve estimates is based upon a decline analysis method, which consists of extrapolating future reservoir pressure and production from historical pressure decline and production data. The accuracy of the decline analysis method generally increases with the length of the production history. Since most of our wells had been producing less than two months, their production history was relatively short, so other (generally less accurate) methods such as volumetric analysis and analogy to the production history of wells of other operators in the same reservoir were used in conjunction with the decline analysis method to determine our estimates of proved reserves. As our wells are produced over time and more data is available, the estimated proved reserves will be redetermined on an annual basis and may be adjusted based on that data.

     Actual future production, gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable gas and oil reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing gas and oil prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.

     It should not be assumed that the present value of future net cash flows included herein is the current market value of our estimated proved gas and oil reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

     Future changes in commodity prices or our estimates and operational developments may result in impairment charges to our reserves.

     We may be required to write down the carrying value of our gas and oil properties when gas and oil prices are low or if there is substantial downward adjustments to the estimated proved reserves, increases in the estimates of development costs or deterioration in the exploration results.

     We follow the full cost method of accounting, under which, capitalized gas and oil property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved gas and oil reserves plus the cost, or estimated fair value, if lower of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of gas and oil to estimated future production of proved gas and oil reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. Once an impairment of gas and oil properties is recognized, is not reversible at a later date even if oil or gas prices increase.

     Our common stock does not trade in a mature market and therefore has limited liquidity.

     Our common stock is highly speculative and has only been trading in the public markets since January 2001. Our common stock trades on the over-the-counter market. Holders of our common stock may not be able to liquidate their investment in a short time period or at the market prices that currently exist at the time a holder decides to sell. Because of this limited liquidity, it is unlikely that shares of our common stock will be accepted by lenders as collateral for loans.

     The development of oil and gas properties involves substantial risks that may result in a total loss of investment.

     The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

     A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

     We may not be able to obtain adequate financing to continue our operations.

     We have relied in the past primarily on the sale of equity capital and farm-out and other similar types of transactions to fund working capital and the acquisition of its prospects and related leases. Failure to generate operating cash flow or to obtain additional financing could result in substantial dilution of our property interests, or delay or cause indefinite postponement of further exploration and development of our prospects with the possible loss of our properties.

     It is likely that future projects will require significant new funding. We have not yet secured specific sources of adequate funding for future projects, and we may be unable to timely secure financing on terms that are favorable to us or at all. Any future financing through the issuance of our common stock will likely result in a substantial dilution to our stockholders.

     We compete with larger companies in acquiring properties and operating and drilling services.

     Our natural gas and petroleum exploration activities take place in a highly competitive and speculative business atmosphere. In seeking suitable natural gas and petroleum properties for acquisition, we compete with a number of other companies operating in our areas of interest, including large oil and gas companies and other independent operators with greater financial resources. We do not believe that our competitive position in the petroleum and natural gas industry will be significant.

     We anticipate a competitive market for obtaining drilling rigs and services, and the manpower to operate them. The current high level of drilling activity in our areas of exploration may have a significant adverse impact on the timing and profitability of our operations. In addition, we are required to obtain drilling permits for our wells, and there is no assurance that such permits will be available on a timely basis or at all.

     We may suffer losses or incur liability for events that we or the operator of a property have chosen not to obtain insurance.

     Although management believes the operator of any property in which we may acquire interests will acquire and maintain appropriate insurance coverage in accordance with standard industry practice, we may suffer losses from uninsurable hazards or from hazards, which we or the operator have chosen not to insure against because of high premium costs or other reasons. We may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills against which we cannot insure or against which we may elect not to insure. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and personal injury. The payment of any such liabilities may have a material, adverse effect on our financial position.

     We may incur losses as a result of title deficiencies in the properties in which we invest.

     If an examination of the title history of a property that we have purchased reveals a petroleum and natural gas lease that has been purchased in error from a person who is not the owner of the mineral interest desired, our interest would be worthless. In such an instance, the amount paid for such petroleum and natural gas lease or leases would be lost.

     It is our practice, in acquiring petroleum and natural gas leases, or undivided interests in petroleum and natural gas leases, not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of petroleum and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest.

     Prior to the drilling of a petroleum and natural gas well, however, it is the normal practice in the petroleum and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed petroleum and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered.

     The volatility of natural gas and oil prices could have a material adverse effect on our business.

     A sharp decline in the price of natural gas and oil prices would result in a commensurate reduction in our income from the production of oil and gas. In the event prices fall substantially, we may not be able to realize a profit from our production and would continue to operate at a loss. In recent decades, there have been periods of both worldwide overproduction and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and natural gas. The excess or short supply of crude oil has placed pressures on process and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. Among the factors that can cause the price volatility are:

          - Worldwide or regional demand for energy, which is affected by economic conditions;

          -    The domestic and foreign supply of natural gas and oil;

          -    Weather conditions;

          -    Domestic and foreign governmental regulations;

          -    Political conditions in natural gas or oil producing regions;

          - The ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

          -    The price and availability of alternative fuels.

          -    Acts of war, terrorism or vandalism; and

          -    Market manipulation.

     All of our production is currently located in, and all of our future production is anticipated to be located in, the Rocky Mountain Region of the United States. The gas prices that the Company and other operators in the Rocky Mountain region have received and are currently receiving are at a steep discount to gas prices in other parts of the country. Factors that can cause price volatility for crude oil and natural gas within this region are:

          - The availability of gathering systems with sufficient capacity to handle local production;

          -    Seasonal fluctuations in local demand for production;

          -    Local and national gas storage capacity;

          -    Interstate pipeline capacity; and

          - The availability and cost of gas transportation facilities from the Rocky Mountain region.


     In addition, because of our size we do not own or lease firm capacity on any interstate pipelines. As a result, our transportation costs are particularly subject to short-term fluctuations in the availability of transportation facilities. Our management believes that the steep discount in the prices it receives may be due to pipeline constraints out of the region, but there is no assurance that increased capacity will improve the prices to levels seen in other parts of the country in the future. Even if we acquire additional pipeline capacity, conditions may not improve due to other factors listed above.


     It is impossible to predict natural gas and oil price movements with certainty. Lower natural gas and oil prices may not only decrease our revenues on a per unit basis but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in natural gas and oil prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures. Further, oil prices and natural gas prices do not necessarily move together.

     Our ability to market the oil and gas that we produce is essential to our business.

     Several factors beyond our control may adversely affect our ability to market the oil and gas that we discover. These factors include the proximity, capacity and availability of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. The extent of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to sell our oil and gas at prices that would result in an adequate return on our invested capital. For example, we currently distribute the gas that we produce through a single pipeline. If this pipeline were to become unavailable, we would incur additional costs to secure a substitute facility in order to deliver the gas that we produce. We rely upon the services of third party gathering companies to transport our natural gas to market. A disruption in this service could materially limit our ability to move our natural gas to market until alternative transportation can be arranged which may take an extended period of time.

     We are subject to environmental regulation that can adversely affect the timing and cost of our operations.

     Our exploration and proposed production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. These laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations have been frequently changed in the past, and we are unable to predict the ultimate cost of compliance as a result of future changes. It is anticipated that before full field development can occur we will be required to conduct Environmental Assessments and/or
Environmental Impact Statements which may result in material delays and/or limitations to developing all or part of our leasehold interests.

     We are subject to complex governmental regulations which may adversely affect the cost of our business.

     Petroleum and natural gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. We may be required to make large expenditures to comply with these regulatory requirements. Legislation affecting the petroleum and natural gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the petroleum and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Any increases in the regulatory burden on the petroleum and natural gas industry created by new legislation would increase our cost of doing business and, consequently, adversely affect our profitability. A major risk inherent in drilling is the need to obtain drilling permits from local authorities. Delays in obtaining drilling permits, the failure to obtain a drilling permit for a well or a permit with unreasonable conditions or costs could have a materially adverse effect on our ability to effectively develop our properties.

     Our competitors may have greater resources which could enable them to pay a higher price for properties and to better withstand periods of low market prices for hydrocarbons.

     The petroleum and natural gas industry is intensely competitive, and we compete with other companies, which have greater resources. Many of these companies not only explore for and produce crude petroleum and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive petroleum and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     We may have difficulty managing growth in our business.

     Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

     Our success depends on our key management personnel, the loss of any of whom could disrupt our business.

     The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management. The loss of services of any of our key managers could have a material adverse effect on our business. We have not obtained "key man" insurance for any of our management. Mr. Erickson is the Chief Executive Officer and Mr. Decker is an executive vice president and Chief Operating Officer of Gasco. The loss of their services may adversely affect our business and prospects.

     Our officers and directors are engaged in other businesses which may result in conflicts of interest

     Certain of our officers and directors also serve as directors of other companies or have significant shareholdings in other companies. To the extent that such other companies participate in ventures in which we may participate, or compete for prospects or financial resources with us, these officers and directors will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.

     In accordance with the laws of the State of Nevada, our directors are required to act honestly and in good faith with a view to the best interests of Gasco. In determining whether or not we will participate in a particular program and the interest therein to be acquired by it, the directors will primarily consider the degree of risk to which we may be exposed and its financial position at that time.

     It may be difficult to enforce judgments predicated on the federal securities laws on some of our board members who are not U.S. residents.

     Two of our directors reside outside the United States and maintain a substantial portion of their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the U.S. federal securities laws.

     Foreign courts may not entertain original actions against our directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.



                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and this prospectus has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. See "Plan of Distribution." Unless otherwise indicated, none of the selling stockholders has had any material relationship with us within the past three years other than as a result of the ownership of these shares or other securities of Gasco. The common stock covered by this prospectus is to be offered for the account of the following selling stockholders (if a person or entity listed in the following table is the beneficial owner of less than one percent of our common stock outstanding, this fact is indicated by an asterisk). The number of shares beneficially owned by a person includes the common shares that are issuable upon conversion of our Series B Convertible Preferred Stock and the common shares that are issuable upon conversion of our Convertible Debentures. These shares are deemed outstanding for the purpose of computing their percentage ownership but are not outstanding for the purposes of computing the percentage ownership of any other person. The number of shares beneficially owned by a person also includes shares that are subject to stock options that are exercisable within 60 days of March 31, 2004. These shares are also deemed outstanding for the purpose of computing their percentage ownership. These shares are not outstanding for the purpose of computing the percentage ownership of any other person. The natural person(s) who have investment decision and voting power for each entity that is not an individual are described in the footnotes to the following table:


                                                                     Number and % of
                                                                  Outstanding Shares of       Number of         Number and % of
                                                                       Common Stock           Shares of        Outstanding Shares of
                                                                    Beneficially Owned      Common Stock      Common Stock Owned
                                                                  Prior to Completion of      Offered         After Completion of
Name of Selling Stockholder                                              Offering             Hereunder            Offering

Shama Zoe Limited Partnership (1)                                       6,000,000            6,000,000                     -0-
                                                                             9.4%
Richard C. McKenzie, Jr. (2)                                            2,525,653            2,525,653                     -0-
                                                                             3.8%
Gryphon Master Fund, L.P. (2)(3)                                          758,685              758,685                     -0-
                                                                             1.2%
Big Cat Energy Partners, L.P. (4)                                         417,924              417,924                     -0-
                                                                                *
                                                                        2,291,668                                      750,001
Renaissance U.S. Growth Investment Trust, PLC (5)                            3.5%            1,541,667                    1.2%
                                                                        4,583,332                                    1,500,000
BFS US Special Opportunities Trust PLC (5)                                   6.9%            3,083,332                    2.3%
J. Caird Partners, L.P. (6)                                            2,347,200             2,347,200                     -0-
                                                                            3.7%
J. Caird Investors (Bermuda) L.P. (6)                                  1,395,100             1,395,100                     -0-
                                                                            2.2%
Renaissance Capital Growth and Income Fund III, Inc. (5)               2,291,667             1,541,667                 750,000
                                                                            3.5%                                       1.2%
Robin Dean, Gasco Employee  (7)                                          539,480                50,197                 489,283
                                                                               *                                          *




                                                                     Number and % of
                                                                  Outstanding Shares of                            Number and % of
                                                                      Common Stock                             Outstanding Shares of
                                                                   Beneficially Owned      Number of Shares     Common Stock Owned
                                                                 Prior to Completion       of Common Stock      After Completion of
                                                                      of Offering         Offered Hereunder         Offering
Name of Selling Stockholder

Richard S. Langdon - Director (2)(7)                                     74,333             66,000                   8,333
                                                                              *                                          *

Charles B. Crowell - Director (2)(7)                                    234,696            176,361                  58,335
                                                                              *                                          *
Michael K. Decker - Executive Vice                                      735,101            109,100                 626,001
    President and Chief Operating Officer (2)(7)                           1.1%                                      1.02%
John D. Longwell, Gasco Employee (2)(7)                                 226,005             66,000                 160,005
                                                                              *                                          *
Mark A. Erickson - Director, Chief                                    3,672,703            218,257               3,454,446
   Executive Officer and President (2)(7)                                  5.5%                                       5.3%
W. King Grant - Executive Vice                                          925,471            108,470                 817,001
   President and Chief Financial Officer (2)(7)                            1.4%                                       1.3%
R. J. Burgess - Director (7)                                            101,333             43,000                  58,333
                                                                              *                                          *
Richard G. Albertus                                                      21,242             17,242                   4,000
                                                                              *                                          *
Greg & Tommye Barnett Joint Tenants                                      43,200             43,200                     -0-
                                                                              *
Bruce E. Lazier                                                          25,863             25,863                     -0-
                                                                              *
David P. Charles                                                         35,241             17,241                  18,000
                                                                              *                                          *
David D. Haber                                                           76,000             50,000                  26,000
                                                                              *                                          *
Crystal Overseas Trading, Inc. (8)                                       70,000             50,000                  20,000
                                                                              *
Ironman Energy Capital, L.P. (9)                                      1,000,000          1,000,000                     -0-
                                                                           1.6%
Howard O. Sharpe, former Vice President                                 175,000            100,000                  75,000
                                                                              *                                          *
Van Wagoner Private Opportunities Fund, L.P, (10)                     1,000,000          1,000,000                     -0-
                                                                           1.6%
Kellogg Capital Group LLC (11)                                          600,200            250,000                 350,200
                                                                              *                                          *
Benjamin Partners Inc. (12)                                              50,000             50,000                     -0-
                                                                              *
St. Philip Partners, L.P. (13)                                          250,000            250,000                     -0-
                                                                              *
Marlin Fund L.P. (14)                                                   430,000            430,000                     -0-
                                                                              *



                                                                     Number and % of                            Number and % of
                                                                  Outstanding Shares of                      Outstanding Shares of
                                                                      Common Stock        Number of Shares     Common Stock Owned
                                                                   Beneficially Owned      of Common Stock    After Completion of
                                                                 Prior to Completion of   Offered Hereunder         Offering
                                                                        Offering
Name of Selling Stockholder

Marlin Fund II L.P. (14)                                                   80,000             80,000                     -0-
                                                                                *
Marlin Fund Offshore L.P. (14)                                            490,000            490,000                     -0-
                                                                                *
FrontPoint Utility and Energy Fund, L.P. (15)                             500,000            500,000                     -0-
                                                                                *
Topaz Partners (16)                                                     1,400,000          1,400,000                     -0-
                                                                             2.2%
Raffles Associates, LP (17)                                               300,000            300,000                     -0-
                                                                                *
GM Archer Investors US (18)                                               573,400            573,400                     -0-
                                                                                *
SB Archer Investors US (18)                                               179,623            179,623                     -0-
                                                                                *
SB Archer Investors Cayman (18)                                           377,977            377,977                     -0-
                                                                                *
Crown Investment Partners, LP (19)                                        170,000            170,000                     -0-
                                                                                *
Enable Growth Partners LP (20)                                            100,000            100,000                     -0-
                                                                                *
CSFB - Sesseki Capital (21)                                             1,000,000          1,000,000                     -0-
                                                                             1.6%
ER Management, LLC (22)                                                   250,000            250,000                     -0-
                                                                                *
Willow Creek Capital Partners, LP (23)                                    900,000            900,000                     -0-
                                                                             1.4%
Willow Creek Offshore Fund (23)                                         1,100,000          1,100,000                     -0-
                                                                             1.7%
Alexandra Global Master Fund Ltd. (24)                                    250,000            250,000                     -0-
                                                                                *
Osiris Investment Partners LP (25)                                        250,000            250,000                     -0-
                                                                                *
UBS O'Connor LLC F/B/O ABS Global Equity                                  262,500            262,500                     -0-
   Arbitrage Master Ltd. (26)                                                   *
UBS O'Connor LLC F/B/O Global Fundamental                                 487,500            487,500                     -0-
   Long/Short Limited (26)                                                      *
UBS O'Connor LLC F/B/O PIPES Corporate                                    250,000            250,000                     -0-
   Strategies Master Limited (26)                                               *
United Capital Management, Inc. (27)                                      250,000            250,000                     -0-
                                                                                *
George H. Browne                                                           55,000             55,000                     -0-
                                                                                *




                                                                     Number and % of                            Number and % of
                                                                  Outstanding Shares of                      Outstanding Shares of
                                                                      Common Stock        Number of Shares     Common Stock Owned
                                                                   Beneficially Owned      of Common Stock    After Completion of
                                                                 Prior to Completion of   Offered Hereunder         Offering
                                                                        Offering
Name of Selling Stockholder

Andrew & Lisa Peretz                                                      15,000             15,000                     -0-
                                                                               *
David Vozick                                                              15,000             15,000                     -0-
                                                                               *
Diane D. Murphy                                                           15,000             15,000                     -0-
                                                                               *
F.K. Investments (28)                                                    250,000            250,000                     -0-
                                                                               *
Brad A. Adams, Jr.                                                        32,000             20,000                  12,000
                                                                               *                                          *
B.A. Adams, Sr.                                                           64,000             40,000                  24,000
                                                                               *                                          *
Byron A. Adams, Jr.                                                       40,000             40,000                     -0-
                                                                               *
LaGrange Capital Partners (29)                                            75,000             75,000                     -0-
                                                                               *
                   Total                                              42,603,326         33,428,159               9,200,938
                                                                           60.5%                                      13.1%

----------------


(1) Gilman A. Hill, as general partner, has voting and investment power with respect to the securities held by Shama Zoe Limited Partnership.

(2) The following number of shares of common stock issuable upon the conversion of our Series B Convertible Preferred Stock are included in the number of shares of common stock offered hereunder: Mr. McKenzie, 1,924,685 shares; Gryphon Master Fund, L.P., 758,685 shares; Mr. Dean, 15,714 shares; Mr. Langdon 66,000 shares; Mr. Crowell 133,257 shares; Mr. Decker 66,000 shares; Mr. Longwell 66,000 shares; Mr. Erickson 133,257 shares; and Mr. Grant 65,371 shares.

(3) E. B. Lyon IV has voting and investment power with respect to the securities held by Gryphon Master Fund, LP.

(4) Paul R. Leibman is the manager of Big Dog Energy Capital Management LLC, which is the general partner of Big Cat Energy Partners, L.P. and as such may be deemed to have voting and investment power with respect to the securities held by Big Cat Energy Partners, L.P.

(5) RENN Capital Group, Inc. acts as advisor and has the power to vote the shares of common stock owned by and the shares of common stock issuable upon the conversion of the 8% Convertible Debentures owned by Renaissance U.S. Growth Investment Trust, PLC, which owns 1,250,001 shares of common stock and $625,000 of Convertible Debentures that are convertible into 1,041,667 common shares; BFS US Special Opportunities Trust PLC, which owns 2,499,999 common shares and $1,250,000 of Convertible Debentures that are convertible into 2,083,333 common shares; and Renaissance Capital Growth and Income Fund III, Inc., which owns 1,250,000 common shares and $625,000 of Convertible Debentures that are convertible into 1,041,667 common shares. RENN Capital Group is considered a beneficial owner of the shares set forth in the table solely by reason of its voting power. No single individual has voting or investment power over the securities for any of these entities.

(6) Wellington Management Company, LLP acts as investment advisor to and therefore has investment discretion of the shares held of record by its clients who include J. Caird Partners, L.P., which owns 2,347,200 shares of our common stock, and J. Caird Investors (Bermuda) L.P., which owns 1,395,100 shares of our common stock. Wellington Management is considered a beneficial owner of the shares set forth in the table by reason of its investment discretion and voting power. No single individual has voting or investment power over the securities for any of these entities.

(7) The following number of shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2004 are included in the number of shares of Company stock beneficially owned: Mr. Erickson, 1,025,000 shares; Mr. Decker, 589,001 shares; Mr. Grant, 537,001 shares; Mr. Dean, 300,010 shares; Mr. Longwell, 150,005 shares; Mr. Crowell, 58,335 shares; Mr. Langdon, 8,333 shares; and Mr. Burgess, 8,333 shares.

(8) Gabriela Krug has voting and investment power with respect to the securities held by Crystal Overseas Trading, Inc.

(9) G. Bryan Dutt as the Managing Director of Ironman Energy Capital, L.P. has voting and investment power with respect to the securities held by Ironman Energy Capital, L.P.

(10) Van Wagoner Capital Management, Inc. is a registered investment advisor and member of Van Wagoner Management, LLC, the general partner to the investor and has voting and investment power with respect to the securities held by Van Wagoner Private Opportunities Fund, L.P.

(11) Greg Villany, Mark Schalles, Dean Pohl and Kirk Kellogg have voting and investment power with respect to the securities held by Kellogg Capital Group LLC.

(12) Jeffrey Benison has voting and investment power with respect to the securities held by Benjamin Partners Inc.

(13) Michael P. Miller has voting and investment power with respect to the securities held by St. Philip Partners L.P.

(14) Michael W. Masters has voting and investment power with respect to the securities held by Marlin Fund L.P., Marlin Fund II L.P. and Marlin Fund Offshore L.P.

(15) FrontPoint Utility and Energy Fund GP LLC is the general partner of FrontPoint Utility and Energy Fund, L.P. FrontPoint Partners LLC is the managing member and as such has voting and investment power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee.

(16) Herbert J. Marks has voting and investment power with respect to the securities held by Topaz Partners.

(17) Paul H. O'Leary has voting and investment power with respect to the securities held by Raffles Associates, LP.

(18) Salomon Brother Asset Management Inc, is the manager of GM Archer Investors US, SB Archer Investors US and SB Archer Investors Cayman and is under the control of Citigroup Inc. Citigroup Inc. is a public traded company, therefore there is not a single natural person who exercises control over proxy voting and/or investment decisions.

(19) Chris H. Pauli has voting and investment power with respect to the securities held by Crown Investment Partners, LP.

(20) Mitch Levine has voting and investment power with respect to the securities held by Enable Growth Partners LP.

(21) Michael Clark has voting and investment power with respect to the securities held by CSFB - Sesseki Capital.

(22) Ernst H. von Metzsch and Roland A. von Metzsch have voting and investment power with respect to the securities held by ER Management LLC.

(23) Aaron Braun has voting and investment power with respect to the securities held by Willow Creek Capital Partners, LP and Willow Creek Offshore Fund.

(24) Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra"), serves as investment adviser to Alexandra Global Master Fund Ltd., a British Virgin Islands company ("Master Fund"). By reason of such relationship, Alexandra may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov ("Filimonov") and Dimitri Sogoloff
     ("Sogoloff") are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Master Fund. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

(25) Paul S. Stuka has voting and investment power with respect to the securities held by Osiris Investment Partners LP.

(26) The investment advisor, UBS O'Connor LLC, has the investment and voting power over the securities held by these entities is a wholly owned subsidiary of UBS AG, which is a publicly traded company on the NYSE.

(27) James A. Lustig has voting and investment power with respect to the securities held by United Capital Management, Inc.

(28) Fred Ketcher has voting and investment power with respect to the securities held by F.K. Investments.

(29) Frank Johnson has voting and investment power with respect to the securities held by LaGrange Capital Partners.

                              PLAN OF DISTRIBUTION


     As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such person or entities, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

     o a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     o    exchange distributions and/or secondary distributions;

     o    sales in the over-the-counter market;

     o    underwritten transactions;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    privately negotiated transactions.

     Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders  may  effect  such  transactions  by selling  the  common  stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

     In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

     The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Dill, Dill, Carr, Stonbraker & Hutchings, P.C., Denver, Colorado.

                                     EXPERTS

     The Gasco Energy, Inc. financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

     The Acquisition Properties Statement of Revenues and Direct Operating Expenses for the year ended December 31, 2003 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K/A as filed with the SEC on April 14, 2004 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

     The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., independent petroleum engineers, incorporated by reference in this prospectus have been so incorporated in reliance on the authority of said independent petroleum engineers as an expert in petroleum engineering.

                       WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's Website at www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold:

     (a) Our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 26, 2004;


     (b) Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2004, as filed with the SEC on May 12, 2004;


     (c) Our Current Reports on Form 8-K (other than information furnished pursuant to Item 9 or Item 12 thereof) as filed with the SEC on March 17, 2004 and on April 14, 2004;

     (d) Our Definitive Proxy Statement as filed with the SEC on April 15, 2004; and

     (e) The description of our Common Stock contained in our Registration Statement on Form 10SB12G/A filed with the SEC on July 23, 1999.


     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information.




     THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE REGISTERED SECURITIES TO WHICH THE PROSPECTUS RELATES. MOREOVER, THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

                                33,428,159 Shares









                               Gasco Energy, Inc.


                                  Common Stock


                                      ....

                                   PROSPECTUS
                               ____________, 2004
                                      ....

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The expenses of this offering are estimated to be as follows:

Securities and Exchange Commission registration fee..........$    6,828
Legal fees and expenses......................................    10,000
Accounting fees and expenses.................................     5,000
Blue Sky fees and expenses (including legal fees)............       500
Printing expenses............................................       500
Transfer agent fees..........................................       500
Miscellaneous................................................     5,000
                                                             ----------
     TOTAL...................................................    28,328
                                                             ==========

Item 15. Indemnification of Directors and Officers

     Section 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL
Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

     Our  amended  and  restated   articles  of   incorporation   provides  that
indemnification shall be to the fullest extent permitted by the NGCL for all of our current or former directors or officers.

     As permitted by the NGCL, the articles of incorporation provides that directors of Gasco shall have no personal liability to Gasco or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for acts or omissions which involve intentional misconduct or a knowing violation of law or (2) for unlawful payments of dividends under Section 78 of the NGCL.

Item 16. Exhibits and Financial Statement Schedules


     2.1 Agreement and Plan of Reorganization dated January 31, 2001 among San Joaquin Resources Inc., Nampa Oil & Gas, Ltd., and Pannonian Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated January 31, 2001, filed on February 2, 2001).

     2.2 Agreement and Plan of Reorganization dated December 15, 1999 by and between LEK International, Inc. and San Joaquin Oil & Gas Ltd. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     2.3 Property Purchase Agreement dated as of April 23, 2002, between the Company and Shama Zoe Limited Partnership (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     2.4 Purchase Agreement dated as of July 16, 2002, among Gasco, Pannonian Energy Inc., San Juaquin Oil & Gas Ltd., Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders of Gasco (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).


     2.5 Purchase and Sale Agreement between ConocoPhillips and the Company relating to the Riverbend Field, Uintah and Duchesne Counties, Utah, Effective January1, 2004.


     4.1 Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in February, 2004 (incorporated by reference to Exhibit 4.7 to the Company's Form 10-K for the year ended December 31, 2003, filed on March 26, 2004).

     4.2 Form of Subscription and Registration Rights Agreement between Gasco and certain investors (incorporated by reference to Exhibit 4.3 to the Company's Form S-1 Registration Statement, File No. 333-104592).

     4.3 Form of Subscription and Registration Rights Agreement, dated as of August 14, 2002 between the Company and certain investors Purchasing Common Stock in August, 2002. (Filed as Exhibit 10.21 to the Company's Form S-1 Registration Statement dated November 15, 2002, filed on November 15, 2002).

     4.4 Convertible Loan Agreement, dated October 15, 2003 between the Company and Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth & Investment Trust PLC, BFSUS Special Opportunities Trust PLC and Renn Capital Group, Inc (incorporated by reference to Exhibit 4.5 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.5 Form of Gasco Energy, Inc. 8.00% Convertible Debenture, dated October 15, 2003 between each of The Frost National Bank, Custodian FBO Renaissance US Growth & Investment Trust PLC Trust No. W00740100, HSBC Global Custody Nominee (U.K.) Limited Designation No. 896414 and The Frost National Bank, Custodian FBO Renaissance Capital Growth & Income Fund III, Inc. Trust No. W00740000 (incorporated by reference to
          Exhibit 4.6 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.6 Deed of Trust and Security Agreement, dated October 15, 2003 between Pannonian and BFSUS Special Opportunities Trust PLC, Renaissance
          Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC (incorporated by reference to Exhibit 4.7 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.7 Subsidiary Guaranty Agreement, dated October 15, 2003 between Pannonian and Renn Capital Group, Inc (incorporated by reference to
          Exhibit 4.8 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.8 Subsidiary Guaranty Agreement, dated October 15, 2003 between San Joaquin Oil and Gas, Ltd. And Renn Capital Group, Inc (incorporated by reference to Exhibit 4.9 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     4.9 Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in October 2003 (incorporated by reference to Exhibit 4.10 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

     5.1* Opinion of Dill, Dill, Carr, Stonbraker & Hutchings, P.C.

     21 List of Subsidiaries (Filed as Exhibit 21 to the Company's 10-K, dated December 31, 2003, filed on March 26, 2004)

     23.1*Consent of Dill, Dill, Carr, Stonbraker & Hutchings, P.C. (contained in Exhibit 5.1)

     23.2**Consent of Deloitte & Touche LLP

     23.3**Consent of Deloitte & Touche LLP

     23.4**Consent of Netherland, Sewell & Associates, Inc.

     24.1*Power  of  Attorney   (contained  in  the   signature   page  to  this
          registration statement)


*   Previously Filed.
**  Filed herewith.


Item 17. Undertakings

         (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 13th day of May, 2004.


                                      GASCO ENERGY, INC.

                                      By: /s/ W. King Grant
                                          ------------------
                                      Name: W. King Grant
                                      Title: Executive Vice President
                                             and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                                           Title                                       Date

         *                           Director and President and Chief Executive Officer                 May 13, 2004
----------------------
Mark A. Erickson

                                     Director                                                           May 13, 2004
----------------------
Marc A. Bruner

         *                           Director                                                           May 13, 2004
----------------------
Carl Stadelhofer

/s/ W. King Grant                    Executive Vice President and Chief Financial Officer               May 13, 2004
----------------------
W. King Grant                        (Principal Financial Officer and Principal Accounting
                                     Officer)

         *                           Director                                                           May 13, 2004
----------------------
Carmen ("Tony") Lotito

         *                           Director                                                           May 13, 2004
----------------------
Charles B. Crowell

         *                           Director                                                           May 13, 2004
----------------------
Richard S. Langdon

         *                           Director                                                           May 13, 2004
----------------------
R.J. Burgess

         *                           Director                                                           May 13, 2004
----------------------
John A. Schmit



* By: /s/W. King Grant
      W. King Grant
      Attorney in Fact

                                INDEX TO EXHIBITS


2.1 Agreement and Plan of Reorganization dated January 31, 2001 among San Joaquin Resources Inc., Nampa Oil & Gas, Ltd., and Pannonian Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated January 31, 2001, filed on February 2, 2001).

2.2 Agreement and Plan of Reorganization dated December 15, 1999 by and between LEK International, Inc. and San Joaquin Oil & Gas Ltd. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

2.3 Property Purchase Agreement dated as of April 23, 2002, between the Company and Shama Zoe Limited Partnership (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

2.4 Purchase Agreement dated as of July 16, 2002, among Gasco, Pannonian Energy Inc., San Juaquin Oil & Gas Ltd., Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders of Gasco (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).


     2.5 Purchase and Sale Agreement between ConocoPhillips and the Company relating to the Riverbend Field, Uintah and Duchesne Counties, Utah, Effective January1, 2004.


4.1 Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in February, 2004 (incorporated by reference to Exhibit 4.7 to the Company's Form 10-K for the year ended December 31, 2003, filed on March 26, 2004).

4.2 Form of Subscription and Registration Rights Agreement between Gasco and certain investors (incorporated by reference to Exhibit 4.3 to the Company's Form S-1 Registration Statement, File No. 333-104592).

4.3 Form of Subscription and Registration Rights Agreement, dated as of August 14, 2002 between the Company and certain investors Purchasing Common Stock in August, 2002. (Filed as Exhibit 10.21 to the Company's Form S-1 Registration Statement dated November 15, 2002, filed on November 15,
     2002).

4.4 Convertible Loan Agreement, dated October 15, 2003 between the Company and Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth & Investment Trust PLC, BFSUS Special Opportunities Trust PLC and Renn
     Capital Group, Inc (incorporated by reference to Exhibit 4.5 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

4.5 Form of Gasco Energy, Inc. 8.00% Convertible Debenture, dated October 15, 2003 between each of The Frost National Bank, Custodian FBO Renaissance US Growth & Investment Trust PLC Trust No. W00740100, HSBC Global Custody Nominee (U.K.) Limited Designation No. 896414 and The Frost National Bank, Custodian FBO Renaissance Capital Growth & Income Fund III, Inc. Trust No. W00740000 (incorporated by reference to Exhibit 4.6 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

4.6 Deed of Trust and Security Agreement, dated October 15, 2003 between Pannonian and BFSUS Special Opportunities Trust PLC, Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC (incorporated by reference to Exhibit 4.7 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

4.7 Subsidiary Guaranty Agreement, dated October 15, 2003 between Pannonian and Renn Capital Group, Inc (incorporated by reference to Exhibit 4.8 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

4.8 Subsidiary Guaranty Agreement, dated October 15, 2003 between San Joaquin Oil and Gas, Ltd. And Renn Capital Group, Inc (incorporated by reference to
     Exhibit 4.9 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

4.9 Form of Subscription and Registration Rights Agreement between the Company and investors purchasing Common Stock in October 2003 (incorporated by reference to Exhibit 4.10 to the Company's form 10-Q for the quarter ended September 30, 2003, filed on November 10, 2003).

5.1* Opinion of Dill, Dill, Carr, Stonbraker & Hutchings, P.C.

21 List of Subsidiaries (Filed as Exhibit 21 to the Company's 10-KSB, dated December 31, 2000, filed on March 29, 2001)

23.1*Consent of Dill, Dill,  Carr,  Stonbraker & Hutchings,  P.C.  (contained in
     Exhibit 5.1)

23.2**Consent of Deloitte & Touche LLP

23.3**Consent of Deloitte & Touche LLP

23.4*Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers

24.1*Power of Attorney (contained in the signature page to this registration statement)


*   Previously filed.
**  Filed herewith.